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                            ARTICLES OF INCORPORATION
                                       OF
                            SCHAFER VALUE FUND, INC.

APPROVED AND RECEIVED FOR RECORD BY THE STATE DEPARTMENT OF ASSESSMENTS AND TAXATION OF MARYLAND AUGUST 13, 1985 AT 3:56 O'CLOCK P.M. AS IN CONFORMITY WITH LAW AND ORDERED RECORDED.

                                       10

RECORDED IN LIBER 2741, FOLIO 001250, OF THE RECORDS OF THE STATE DEPARTMENT OF ASSESSMENTS AND TAXATION OF MARYLAND.

                                 ---------------

BONUS TAX PAID:                     RECORDING FEE PAID:                         SPECIAL FEE PAID:
$           315                     $                28                         $
---------------                     -------------------                         -----------------

                                  ____________
                                    D1983892

TO THE CLERK OF THE COURT OF

          IT IS HEREBY CERTIFIED, THAT THE WITHIN INSTRUMENT, TOGETHER WITH ALL ENDORSEMENTS THEREON, HAS BEEN RECEIVED, APPROVED AND RECORDED BY THE STATE DEPARTMENT OF ASSESSMENTS AND TAXATION OF MARYLAND




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                            SCHAFER VALUE FUND, INC.

                            ARTICLES OF INCORPORATION

          ARTICLE FIRST: Incorporator. The undersigned, David K. Schafer, whose post office address is 645 Fifth Avenue, New York, New York, 10022, being at least eighteen years of age, does hereby form a corporation under and by virtue of the General Laws of the State of Maryland.

          ARTICLE SECOND: Name. The name of the Corporation (which is hereafter called the "Corporation") is Schafer Value Fund, Inc.

          ARTICLE THIRD: Purposes. The purposes for which the Corporation is formed are to engage in the business of a management investment company; to buy, own, hold, sell, exchange, pledge and otherwise deal, invest, reinvest or trade in notes, stock, bonds, options or other securities of whatsoever nature; and to do any and all acts and things necessary or incidental hereto to the extent permitted business corporations under the provisions of the laws of the State of Maryland as from time to time amended.

          ARTICLE FOURTH: Address and Resident Agent. The post office address of the principal office of the Corporation in the State of Maryland is

                             300 East Lombard Street
                            Baltimore, Maryland 21202

The name and post office address of the resident agent of the Corporation in the State of Maryland is

                        United States Corporation Company
                             300 East Lombard Street
                            Baltimore, Maryland 21202

Such resident agent is a Maryland corporation.

          ARTICLE FIFTH: Authorized Capital Stock. The total number of shares of capital stock which the Corporation, by resolution or resolutions of the Board of Directors, shall have authority to issue is 25,000,000 millions shares, par value $.10 per share, all of which shall be of a single class classified as Common Stock, such shares having an aggregate par value of $2,500, 000.

                    ARTICLE SIXTH: Issuance of Capital Stock.

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          6.1. General. The Board of Directors may from time to time issue, reissue and sell or cause to be issued, reissued and sold any of the Corporation's authorized shares of capital stock, including any additional shares hereafter authorized and any shares redeemed and retired or repurchased by the Corporation, for a consideration determined in accordance with Section
6.2 but not less than the par value; except that only shares previously contracted to be sold may be issued during any period when the redemption of the Corporation's shares has been suspended pursuant to the provisions of Section
7.4. All shares of such authorized capital stock, when issued in accordance with the terms of this Article Sixth, shall be full paid and nonassessable.

          6.2. Price. No shares of capital stock shall be issued or sold by the Corporation, except as a stock dividend distributed to stockholders, for less than an amount which would result in proceeds to the Corporation, in connection with such transaction, or at least the net asset value per share, determined as set forth in Article Eighth. The net asset value per share applicable to any such transaction shall be the net asset value per share next determined after receipt and acceptance of an unconditional application for purchase of shares. The criteria for determining what constitutes an unconditional application for purchase of shares and the receipt and acceptance of such an application shall be prescribed by the Board of Directors.

          6.3. Fractional Shares. The Corporation may issue and sell or cause to be issued and sold fractions of shares having pro rata all the rights of full shares, including, without limitation, the right to vote and receive dividends and distributions, provided, however, no holder of a fractional share shall be entitled to receive a certificate representing any fractional share.

          6.4. No Preemptive Rights. No holder of any of the shares of the Corporation whether now or hereafter authorized or created shall be entitled as of right to subscribe for, purchase, or otherwise acquire any shares of the Corporation which the Corporation proposes to issue; and any and all of such shares of the Corporation, whether now or hereafter authorized or created, may be issued, or may be reissued or transferred if the same have been redeemed and retired or repurchased and have treasury status, to such persons, firms, corporations, and associations, and for such lawful consideration, and on such terms as the Board of Directors in its discretion may determine, without first offering such shares, or any of such shares, to any such holder.

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          ARTICLE SEVENTH: Redemption of Shares.

          7.1. Redemption of Shares. All shares of capital stock of the Corporation now or hereafter authorized shall be "redeemable" in the sense used in the General Laws of the State of Maryland authorizing the formation of corporations, at the option of the holder of such shares and, to the extent permitted in Section 7.6, at the option of the Corporation, at the redemption price thereof determined in the manner provided in Section 7.2. The Corporation shall redeem shares of its capital stock subject to the conditions and at the price determined as hereinafter set forth. Redeemed shares shall be retired, shall revert to the status of authorized but unissued shares and may be reissued as provided in Article Sixth.

          7.2. Price. Subject to a contingent redemption charge, shares shall be redeemed at their net asset value, determined as set forth in Article Eighth. The net asset value per share applicable to any such redemption of shares shall be the net asset value per share next determined after receipt of a request for redemption of such shares in proper form. The criteria for determining what constitutes a proper request for redemption and the receipt of such request for redemption shall be prescribed by the Board of Directors.

          7.3. Payment. Subject to the provisions of Section 7.4, payment for shares redeemed shall be made in cash, except as hereinafter provided, to, or upon the direction of, the stockholder of record within 7 days after the date of receipt by the Corporation or its designated agent of (a) a written unconditional and irrevocable instruction of the stockholder to redeem in form acceptable to the Corporation or its designated agent together with any certificates which may have been issued therefor, endorsed or accompanied by proper instrument of transfer, and such other documents as the Corporation or its designated agent may require or (b) such other direction or authorization of redemption by the stockholder as the Board of Directors may authorize. The Corporation may pay the redemption price in whole or in part by a distribution in kind of securities from the portfolio of the Corporation, in lieu of cash, valuing such securities at their value employed for determining the net asset value governing such redemption price, and selecting the securities in such manner as the Board of Directors may determine as fair and equitable.

          7.4. Suspension of Determination of Right to Redeem Shares. The Board of Directors may declare a suspension of the right to redeem shares of the Corporation's capital stock (a) for any period during which the New York Stock Exchange is closed (other than customary week end and holiday closings); (b) for any period during which an emergency exists as a result of which disposal of the Corporation's investments or determination of net

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asset value per share is not reasonably practicable; or (c) for such periods as the Securities and Exchange Commission by order may permit for the protection of the Corporation's investors. Such suspension shall take effect at such time as the Board of Directors shall specify and thereafter, the rights of stock holders (including those who shall have requested redemption pursuant to this Article Seventh but who shall not yet have received payment) to have shares redeemed and paid for by the Corporation shall be suspended until the Board of Directors shall declare the suspension at an end, except that the suspension shall terminate in any event on the first day on which (1) the condition giving rise to the suspension shall have ceased to exist and (2) no other condition exists under which suspension is authorized under this Section 7.4. Any record holder who shall have his redemption right suspended may, during the period of such suspension, by appropriate written notice of revocation at the office or agency where request for redemption was made, revoke any request for redemption not honored (even if such request if by its terms irrevocable) and withdraw any certif icates tendered for redemption. The redemption price of shares for which redemption requests have been made and not revoked shall be the net asset value of such shares next determined as set forth in Article Eighth after the termination of such suspension, and payment shall be made within 7 days after the date upon which the requirements of Section 7.3 were met plus the period during which the redemption right was suspended. Each declaration by the Board of Directors pursuant to this Section 7.4 shall be consistent with such applicable rules, regulations or orders, if any, relating to the subject matter thereof as shall have been promulgated by the Securities and Exchange Commission (or any other governmental body having similar jurisdiction over the Corporation). To the extent not inconsistent with such rules and regulations, the determination of the Board of Directors shall be conclusive.

          7.5. Repurchase by Agreement. The Corporation may repurchase shares of the Corporation directly, or through a principal underwriter, if any, or another agent designated for the purpose, by agreement with the owner thereof at a price not exceeding the net asset value per share next determined after the time when the purchase or contract of purchase is made or the net asset value as of any time which may be later determined pursuant to Article Eighth, provided payment is not made for the shares prior to the time as of which such net asset value is determined. Repurchased shares may be resold by the Corporation.

          7.6. Redemption of Stockholder's Interest. Subject to such terms and conditions as may be established by the Board of Directors, the Corporation shall have the right at any time without prior notice to the stockholder to redeem share of any stockholder for their then current net asset value per share if at such time the stockholder owns less than such numbers of

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shares, or shares having an aggregate net asset value of less than such amount, as the Board of Directors may approve.

          ARTICLE EIGHTH: Net Asset Value of Shares

          8.1. By Whom Determined. Subject to the provisions of Section 8.4 of this Article Eighth, net asset value per share of the outstanding shares of capital stock of the Corporation shall be determined from time to time by or under the supervision of the Board of Directors and any such determination shall be binding on all parties.

          8.2 When Determined. The net asset value per share shall be determined at such times and at such frequency as the Board of Directors, subject to applicable rules and regulations, if any, of the Securities and Exchange Commission (or any other governmental body having similar jurisdiction over the Corporation), shall prescribe by resolution, provided that such net asset value per share shall be determined at least once each week. In the absence of a resolution of the Board of Directors prescribing a different frequency and time of day of such determinations, the net asset value per share shall be determined as of the close of trading on the New York Stock Exchange on each day such Exchange is open for trading.

          8.3 Suspension of Determination of Net Asset Value. Determination of net asset value per share shall be suspended during any period which, pursuant to Section 7.4, the Board of Directors has declared a suspension of the right to redeem shares of the Corporation's capital stock.

          8.4 Computation of Net Asset Value Per Share.

          a. Net Asset Value Per Share. The net asset value of each share of the capital stock of the Corporation as of any particular time shall be the quotient (rounded to the nearest cent) obtained by dividing the value of the net assets of the Corporation (i.e., the value of the assets of the Corporation, less its liabilities exclusive of capital and surplus) by the total number of shares outstanding (rounded to the nearest thousandth of a share).

          b. Value of Corporation's Assets. The value of the Corporation's assets as of any particular time shall be deter mined in such manner as the Board of Directors, subject to applicable rules and regulations, if any, of the Securities and Exchange Commission (or any other governmental body having similar jurisdiction over the Corporation), shall prescribe by resolution. In the absence of a resolution of the Board of Directors prescribing a different method or basis for such determination, the value of the Corporation's assets shall be determined as follows:

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                    (1)  Cash and Prepaid Expenses. The value of any cash on
          hand and of any prepaid expenses shall be deemed to be their face amount.

                    (2) Other Current Assets. The value of any cash on deposit, accounts receivable, and divi dends and interest declared or accrued and not yet received shall be deemed to be the face amount thereof, unless the Board of Directors shall determine that any such Item is not worth its face amount, in which case the value of the item shall be deemed to be its reasonable value, as determined by the Board of Directors.

                    (3) 60 Day or Less Paper. Short-term investments with remaining maturities of 60 days or less shall be valued at amortized cost, such amortization to be based on the market value or fair value on the 61st day prior to maturity with respect to such investments originally acquired by the Corporation with maturities in excess of 60 days.

                    (4) Exchange-traded and NASDAQ National Market Securities. The value of all securities traded on any stock exchange or listed in the NASDAQ National Market System shall be the latest sale price prior to the time of determination of net asset value per share or, in the absence of any sale on that date, the latest reported bid price.

                    (5) Other Securities. The value of securities not traded on a stock exchange or listed in the NASDAQ National Market System shall be the latest reported bid price prior to the time of determination of net asset value if market quotations are readily available.

                    (6) Other Assets. The value of all other assets shall be the fair value determined by the Board of Directors.

The Board of Directors may appoint persons to assist it in the determination of the value of assets, liabilities and net asset value per share and to make the actual calculations pursuant to the direction of the Board of Directors.

          8.5. Determination of Outstanding Shares. For the purposes of this Article Eighth:

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               (a) Shares of the Corporation issued and sold shall be deemed to be outstanding as of the time immediately after the time for determination of net asset value per share applicable to such issuance and sale, pursuant to Section 6.2, and the net sale price thereof shall thereupon be deemed an asset of the Corporation.

               (b) Shares of the Corporation for which a request for redemption has been made in proper form or which are being repurchased by the Corporation shall be deemed to be outstanding up to and including the time as of which the redemption or repurchase price is determined. After such time, they shall be deemed to be no longer outstanding and the price until paid shall be deemed to be a liability of the Corporation.

          8.6. Authority of Board of Directors. Notwithstanding any of the foregoing provisions of this Article Eighth, the Board of Directors may prescribe such other method, bases and times for determining the per share net asset value of the Corporation's capital stock as it shall deem necessary or desirable, subject to the requirements of the Investment Company Act of 1940, and the rules and regulations thereunder.

          ARTICLE NINTH: Board of Directors. The number of directors of the Corporation shall be three, which number may be increased or decreased pursuant to the By-laws of the Corpora tion, but shall never be less than three; and the names of the directors who shall act until the first annual meeting and until their successors are duly chosen and qualified are:

                                            David K. Schafer
                                            James P. Cullen
                                            Eugene W. Potter, Jr.

          ARTICLE TENTH: Management of the Affairs of the Corporation.

          10.1. Bylaws. The Board of Directors shall have the power to make, alter, amend and repeal the By-laws of the Corporation except to the extent that the By-laws otherwise provide.

          10.2. Compensation of Directors. The Board of Directors shall have power from time to time to authorize payment of compensation to the directors for services to the Corporation, including fees and expenses for attendance at meetings of the Board of Directors and of committees, if any.

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          10.3. Majority of Votes. Notwithstanding any provision of the General
Corporation Laws of the State of Maryland requiring a greater proportion than a majority of the votes entitled to be cast in order to take or authorize any action, any such action may be taken or authorized upon the concurrence of at least a majority of the aggregate number of votes entitled to be cast thereon.

          ARTICLE ELEVENTH. Investment Advisors, etc. The Corporation reserves the right to enter into from time to time investment advisory agreements providing for the management and supervision of the investments of the Corporation, the furnishing of advice to the Corporation with respect to the desirability of investing in, purchasing or selling securities or other property. Such agreements shall contain such other terms, provisions and conditions as the Board of Directors of the Corporation may deem advisable. The Corporation may designate or appoint custodians, securities depositories, transfer agents, registrars and/or disbursing agents for the stock and assets of the Corporation and employ and fix the powers, rights, duties, responsibilities and compensation of each such custodian, securities depository, transfer agent, registrar and/or disbursing agent.

          ARTICLE TWELFTH: Reservation of Right to Amend. The Corporation reserves the right from time to time to make any amendment of its charter, now or hereafter authorized by law, including any amendment which alters the contract rights, as expressly set forth in its charter, of any outstanding stock.

          ARTICLE THIRTEEN: Name. The Corporation acknowledges that it is adopting its corporate name through permission of Schafer Capital Management, Inc., and agrees that Schafer Capital Management, Inc., reserves to itself and any successor to its business the right to use itself and to grant the non-exclusive right to use the name "Schafer", or any similar name to any other corporation or entity, including but not limited to any investment company of which Schafer Capital Management, Inc. or any subsidiary or affiliate thereof or any successor to the business thereof shall be the investment advisor.

          IN WITNESS WHEREOF, I have signed these articles of incorporation and have acknowledged the same to be my act on this 9th day of August, 1985.

                                                    /s/ DAVID K. SCHAFER
                                                  -------------------------
                                                       David K. Schafer

          The undersigned, being the sole incorporator of Schafer Value Fund, Inc., who executed the foregoing articles of

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incorporation, of which this certificate is a part, hereby acknowledges the execution of the foregoing articles of incorporation, and the foregoing articles of incorporation, to be the individual act of the undersigned and further certifies that (a) he is the sole incorporator of the Corporation, (b) the Corporation has no stock outstanding or subscribed for entitled to be voted and
(c) the Corporation has had no organizational meeting of its Board of Directors.

                                                   /s/ DAVID K. SCHAFER
                                                  -----------------------
                                                       David K. Schafer


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